Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated August 29, 2008, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Contango Oil & Gas Company and subsidiaries on Form 10-K for the year ended June 30, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Contango Oil & Gas Company on Forms S-3 (File No. 333-113042, effective March 18, 2004, File No. 333-115901, effective June 15, 2004, File No. 333-127096, effective October 26, 2005, and File No. 333-144459, effective September 12, 2007).
/s/ GRANT THORNTON LLP
Houston, Texas
August 29, 2008